EXHIBIT 99.1

Press Release

FOR IMMEDIATE RELEASE

October 21, 2004

For more information contact:

Richard L. Browdy, President

Albert J. Finch, Chairman of the Board

(954) 776-2332

(954) 776-2332

OptimumBank Holdings Announces Quarterly Results

Plantation, FL. (October 21, 2004). OptimumBank Holdings, Inc. (NASDAQ:OPHC), holding company for OptimumBank, reported net income of $375,840 or $.14 per share for the quarter ended September 30, 2004, a 43% increase over net income of $262,343 or $.10 per share reported for the prior year period. Earnings for the nine month period ended September 30, 2004 were $1,191,240 or $.45 per share, a 94% increase over $614,377 or $.24 per share for the same period last year. Chairman of the Board, Albert Finch, said, “We are pleased to report a significant increase in earnings over last year. We expect our growth strategy to continue to positively affect our operating results and efficiency ratios.”

Company assets increased to $156.9 million at September 30, 2004, compared to $125.1 million at September 30, 2003, a 25.4% increase. The Company’s net loan portfolio increased 13%, to a total of $121.0 million at September 30, 2004 compared to $107.4 million at September 30, 2003. Mortgage-backed securities increased $11.6 million to a total of $19.3 million at September 30, 2004.

The Company issued $5.0 million in trust preferred securities on September 30, 2004, which counts as tier 1 regulatory capital for the Company. Mr. Finch noted, “With our capital base now exceeding $21 million, we are positioned for the continued growth and future expansion of our Bank.”

With the additional capital, the Bank’s regulatory secured lending limit to an individual borrower has increased to approximately $5.0 million. Richard L. Browdy, President, said “The increase in the Bank’s lending limit will allow us to enter an additional market tier. We expect our lending to grow as a result and we will continue to maintain our strong underwriting standards.”

Through its executive offices and three bank branches in Broward County, Florida, the Company offers real estate lending and retail banking products to individuals and businesses in Broward, Dade and Palm Beach Counties. The Bank also offers state-of-the-art internet banking services through its “OptiNet” internet banking website, located at www.optimumbank.com.

This press release may contain certain forward-looking statements, which are based on management's expectations regarding factors that may impact the Company's earnings and performance in future periods. Factors that could cause future results and performance to vary materially from current management expectations include, but are not limited to, general economic conditions, war and terrorism, changes in interest rates, deposit flows, loan demand, real estate values and competition; the issuance or redemption of additional company equity or debt; changes in accounting principles, policies or guidelines, changes in legislation or regulation; and other economic, competitive, governmental, regulatory and technological facts affecting the Company's operations, pricing, products and services. Nothing contained herein constitutes an offer to sell or the solicitation of an offer to buy the Company's securities.

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2477 East Commercial Boulevard, Fort Lauderdale, Florida  33308

E-Mail: rlbrowdy@optimumbank.com

Phone: (954) 776-2332                 Toll-Free (888) 991-BANK                      Fax: (954) 776-2281